Exhibit 8.1

January 25, 2006

Essex Property Trust, Inc.
925 East Meadow Drive
Palo Alto, California 94303

Essex Portfolio, L.P.
925 East Meadow Drive
Palo Alto, California 94303

Ladies and Gentlemen:

We have acted as counsel to Essex Property Trust, Inc., a Maryland corporation (the “Company”) and Essex Portfolio, L.P. (the “Operating Partnership”), in connection with the offer and sale from time to time by holders of (i) up to $225,000,000 aggregate principal amount of 3.625% Exchangeable Senior Notes due 2025 (the “Notes”), pursuant to the terms of a Purchase Agreement dated October 25, 2005 (the “Purchase Agreement”) among the Company, the Operating Partnership, UBS Securities LLC and Bear, Stearns & Co. Inc. (together with UBS Securities LLC, the “Initial Purchasers”) and (ii) up to 2,179,170 shares of common stock of the Company (the “Shares”) that may be issued by the Company in exchange for the Notes. The Shares are the subject of a registration statement, as amended (the “Registration Statement”), on Form S-3 filed by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (the “Securities Act”), and a prospectus contained in the Registration Statement (the “Prospectus”). Capitalized terms not defined herein shall have the meanings ascribed to them in the certificate (or incorporated therein by reference), dated of even date herewith (the “Certificate”), delivered to Morrison & Foerster llp by the Company and the Operating Partnership which provides certain representations by them relevant to this opinion.

You have requested our opinion as to certain federal income tax matters regarding the Company and the Operating Partnership. Although you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the federal tax treatment and federal tax structure of the Company and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended solely for the benefit of the Company and the Operating Partnership. You may not authorize any other person or entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent.

In our capacity as counsel to the Company and the Operating Partnership and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Certificate, (ii) the Registration Statement and the Prospectus, (iii) the Partnership Agreement of the Operating Partnership and (iv) such other documents as we have considered relevant to our analysis. In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents.

Furthermore, our opinion is based on (a) our understanding of the facts as represented to us in the Certificate, (b) the assumption that the price at which the Initial Purchasers sold the Notes to the public was not greater than 98% of the face amount of the Notes, and (c) the assumption that (i) the Operating Partnership has a valid legal existence under the laws of the state in which it was formed and has operated in accordance with the laws of such state, (ii) the Company and the Operating Partnership are operated, and will continue to be operated, in the manner described in the Certificate, (iii) the facts contained in the Registration Statement and the Prospectus are true and complete in all material respects, (iv) all representations of fact contained in the Certificate are true and complete in all material respects, and (v) any representation of fact in the Certificate that is made “to the knowledge” or similarly qualified is correct without such qualification. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or the Operating Partnership or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate.

We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a REIT for federal income tax purposes depend upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.

Our opinion herein is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree, with our conclusions.

Based upon, and subject to, the foregoing and the next paragraph below, we are of the opinion that, as of the date hereof:

(i)
The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with the taxable year ended December 31, 1994 through its taxable year ended December 31, 2005, and if it continues to be organized and operate after December 31, 2005 in the same manner as it has prior to that date, it will continue to qualify as a REIT.

(ii)
Since its formation, the Operating Partnership (x) has qualified at all times as a partnership and not as an association taxable as a corporation, and (y) has not been treated as a corporation under Section 7704(a) of the Code.

(iii)
We have reviewed the statements included in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations,” and insofar as such statements pertain to matters of law or legal conclusions, they are correct in all material respects.

We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. We express no opinion as to matters governed by any laws other than the Code, the Treasury Regulations, published administrative announcements and rulings of the IRS, and court decisions.

This opinion is furnished to you solely for use in connection with the Prospectus. We hereby consent to the filing of this opinion as an exhibit to the Company’s filings with the SEC in connection with the Registration Statement. We also consent to the reference to our firm name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP